Contacts:

William B. Boni

VP, Investor Relations/

Corp. Communications

(781) 994-0300

For Immediate Release:

ARQULE PROVIDES STRATEGIC UPDATE

Company To Focus on Oncology Discovery and Development and
To Exit Chemistry Services Business

Woburn, MA, September 27, 2005 — ArQule, Inc. (Nasdaq: ARQL) today announced a strategic update reflecting progress in both its clinical and pre-clinical programs. The Company will focus on a corporate strategy of organic growth founded on a drug discovery capability combining strengths in proprietary biology and validated chemistry and a product portfolio that offers successive internally generated opportunities to develop innovative cancer therapeutics.

As a result of its successful transition to an integrated research and development company and in order to focus operationally on developing its expanding and exciting oncology portfolio, ArQule has made the decision to exit its chemistry services business. The Company intends to work closely with its remaining chemistry customers to ensure their needs are supported. The Company’s chemistry services will have contributed revenues of approximately $46 million and $49 million in 2005 and 2004, respectively.

Based on its strong financial position, ArQule expects to retain ownership of a number of clinical and pre-clinical stage programs and to progress a number of these from discovery into clinical development in the coming years. ArQule will also continue to leverage the broad spectrum of its well-established chemistry capabilities in the discovery of compounds that act on its proprietary ACTSM targets and other related biological targets with key roles in the onset and spread of cancer. These chemistry capabilities are designed to integrate drug-like qualities into new product candidates at the earliest stages of their development.

ArQule is nearing completion of the first stage of clinical trials with ARQ 501, the lead compound from its E2F checkpoint activation platform. ARQ 501, partnered with Roche, is in a Phase 1 clinical trial as monotherapy and in two Phase 1b trials in combination therapy with docetaxel and gemcitabine. Based on findings presented at the American Society for Clinical Oncology (ASCO) earlier this year, as well as additional evidence of anti-cancer activity observed since then and an encouraging side effect profile, ArQule is planning to advance ARQ 501 into Phase 2 testing within the next three to four months. The Company expects to present final Phase 1 results with ARQ 501 in a peer-reviewed forum.

- more -

ArQule/2

ArQule also plans to submit an Investigational New Drug application (IND) by the end of 2005 for ARQ 197, the lead compound of a series of proprietary compounds generated through the Company’s ARQ 650RP cancer survival pathway platform. Planning for the initiation of Phase 1 studies for this compound is currently underway. ArQule currently retains full ownership of all compounds in this program.

Over the coming months, the Company expects to update progress on three further pre-clinical stage programs, comprising a second-generation E2F activator, a selective BRAF kinase inhibitor and a novel checkpoint activator, in addition to an extensive portfolio of discovery stage programs.

The targets, mechanisms of action and chemistry related to compounds generated from ArQule’s oncology programs differ, offering the potential for multiple therapeutic opportunities in each one. Throughout these programs, the Company’s biology capabilities are enhanced by its strengths in chemistry technology applied to the design and optimization of small molecule compounds.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACT SM) platform. ACT SM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical

- more -

ArQule/3

studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

# # #